EXHIBIT 99.1

Quanex Building Products Declares Quarterly Dividend and Announces Planned Chairmanship Transition

HOUSTON, Dec. 13, 2023 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) today announced that its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.08 per share on the Company’s common stock, payable December 29, 2023, to shareholders of record on December 19, 2023.

In addition, Quanex announced that the Board has determined that George L. Wilson, the Company’s President and Chief Executive Officer, will also become Quanex’s Chairman of the Board, effective February 27, 2024. Mr. Wilson will replace current Chairman William C. Griffiths, who will be retiring from the Board as of the Company’s next Annual Meeting of Shareholders, in accordance with the Quanex Corporate Governance Guidelines. Mr. Wilson’s appointment is subject to his re-election to the Board at the annual meeting.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, vinyl fencing, solar, refrigeration, custom mixing and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

Contact:

Scott Zuehlke
SVP, Chief Financial Officer & Treasurer
713-877-5327
scott.zuehlke@quanex.com